UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                               INTELCOM GROUP INC.
                                (Name of Issuer)

                         Common Shares without par value
                         -------------------------------
                         (Title of Class of Securities)

                                   45814F 10 7
                                 -------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45814F 10 7                 13G                      Page 2 of 9 Pages



=========================================================================================================================
1                   NAME OF REPORTING PERSON
                    S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

                        Worldwide Condominium Developments, Inc. (None)
-------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                             (a)  [ ]
                                                                                             (b)  [X] see Item 9
-------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                         CAYMAN ISLANDS, BRITISH WEST INDIES
-------------------------------------------------------------------------------------------------------------------------

                           5          SOLE VOTING POWER

        NUMBER OF                          2,147,394 Shares
                         ------------------------------------------------------------------------------------------------
         SHARES            6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                           0 Shares
                         ------------------------------------------------------------------------------------------------
          EACH             7          SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                            2,147,394 Shares
                         ------------------------------------------------------------------------------------------------
          WITH             8          SHARED DISPOSITIVE POWER

                                           0 Shares

-------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         2,147,394 Shares
-------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                    SHARES*                                                                          [ ]
-------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         8.9%
-------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                         CO
=========================================================================================================================

                                  SCHEDULE 13G

CUSIP No. 45814F 10 7                 13G                      Page 3 of 9 Pages

=========================================================================================================================
1                   NAME OF REPORTING PERSON
                    S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON
                        William W. Becker
-------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                             (a)  [ ]
                                                                                             (b)  [X] see Item 9
-------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                         CAYMAN ISLANDS, BRITISH WEST INDIES
-------------------------------------------------------------------------------------------------------------------------

                           5          SOLE VOTING POWER

        NUMBER OF                     2,027,998 Shares
                                      (includes options to purchase 413,120 Shares)
                         ------------------------------------------------------------------------------------------------
         SHARES            6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                      0 Shares
                         ------------------------------------------------------------------------------------------------
          EACH             7          SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                       2,027,998 Shares
                                      (includes options to purchase 413,120 Shares)
                         ------------------------------------------------------------------------------------------------
          WITH             8          SHARED DISPOSITIVE POWER

                                      0 Shares

-------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,027,998 Shares
                    (includes options to purchase 413,120 Shares)
-------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                    SHARES*                                                                          [ ]
-------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         8.2%
-------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                         IN
=========================================================================================================================

                                  SCHEDULE 13G

CUSIP No. 45814F 10 7                 13G                      Page 4 of 9 Pages



=========================================================================================================================
1                   NAME OF REPORTING PERSON
                    S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

                        Northern Cablevision Ltd. (None)
-------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                             (a)  [ ]
                                                                                             (b)  [X] see Item 9

-------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                         CANADA
-------------------------------------------------------------------------------------------------------------------------

                           5          SOLE VOTING POWER

        NUMBER OF                          306,084 Shares
                         ------------------------------------------------------------------------------------------------
         SHARES            6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                           0 Shares
                         ------------------------------------------------------------------------------------------------
          EACH             7          SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                            306,084 Shares
                         ------------------------------------------------------------------------------------------------
          WITH             8          SHARED DISPOSITIVE POWER

                                           0 Shares

-------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         306,084 Shares
-------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                    SHARES*                                                                          [ ]
-------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         1.3%
-------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                         CO
=========================================================================================================================

                                  SCHEDULE 13G

CUSIP No. 45814F 10 7                 13G                      Page 5 of 9 Pages



=========================================================================================================================
1                   NAME OF REPORTING PERSON
                    S.S. or I.R.S. IDENTIFICATION OF ABOVE PERSON

                        Larry L. Becker (No S.S. number)
-------------------------------------------------------------------------------------------------------------------------
2                   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                             (a)  [ ]
                                                                                             (b)  [X] see Item 9
-------------------------------------------------------------------------------------------------------------------------
3                   SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
4                   CITIZENSHIP OR PLACE OF ORGANIZATION

                         CANADA
-------------------------------------------------------------------------------------------------------------------------

                           5          SOLE VOTING POWER

        NUMBER OF                     283,167 Shares
                                      (includes options to purchase 274,428 Shares)
                         ------------------------------------------------------------------------------------------------
         SHARES            6          SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                           0 Shares
                         ------------------------------------------------------------------------------------------------
          EACH             7          SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                       283,167 Shares
                                      (includes options to purchase 274,428 Shares)
                         ------------------------------------------------------------------------------------------------
          WITH             8          SHARED DISPOSITIVE POWER

                                           0 Shares

-------------------------------------------------------------------------------------------------------------------------
9                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    283,167 Shares
                    (includes options to purchase 274,428 Shares)
-------------------------------------------------------------------------------------------------------------------------
10                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                    SHARES*                                                                          [ ]
-------------------------------------------------------------------------------------------------------------------------
11                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         1.2%
-------------------------------------------------------------------------------------------------------------------------
12                  TYPE OF REPORTING PERSON*

                         IN
=========================================================================================================================

                                  SCHEDULE 13G

                                  SCHEDULE 13G                 Page 6 of 9 Pages


Item 1:           Issuer
                  ------
(a) Name          IntelCom Group Inc.
(b) Address       Suite 200, 4245 - 97 Street
                  Edmonton, Alberta  Canada  T6E 5Y7
                  (403) 465-5959

Item 2:           Persons Filing
                  --------------
                  The following persons had filed joint Schedules 13G as a group, but are now dissolving the group (see Item 9)

Name:             Worldwide Condominium Developments, Inc.
Address:          Box 143
                  Cayman Islands, British West Indies
Organized:        Cayman Islands, British West Indies corporation

Name:             William W. Becker
Address:          Box 143
                  Cayman Islands, British West Indies
Citizenship       Canadian citizen

Name:             Northern Cablevision Ltd.
Address:          Suite 200, 4245 - 97 Street
                  Edmonton, Alberta  Canada  T6E 5Y7
Organized:        Canadian corporation

Name:             Larry L. Becker
Address:          Suite 200, 4245 - 97 Street
                  Edmonton, Alberta  Canada  T6E 5Y7
Citizenship       Canadian citizen

(d) Class:        Common Shares,  no par value (24,468,507 shares outstanding on
                  June 30, 1995)

(e) CUSIP:        CUSIP #  45814F 10 7

Item 3: If filing pursuant to Rules 13d-1(b), or 13d-2(b), identify type of filing person.
                  --------------------------------------------------------------
                  Not Applicable.

                                  SCHEDULE 13G                 Page 7 of 9 Pages

Item 4:           Ownership (As of July 15, 1995)
                  ---------
                  Worldwide Condominium Developments, Inc.
(a)               Beneficially Owned:       2,147,394 Shares
(b)               Percent of Class:         8.9%
(c)(i)            Sole Voting Power:        2,147,394 Shares
(c)(ii)           Shared Voting Power:      0 Shares
(c)(iii)          Sole Disposition:         2,147,394 Shares
(c)(iv)           Shared Disposition:       0 Shares

                  Willam W. Becker
(a)               Beneficially Owned:       2,027,998 Shares  (includes  options
                                            to buy 413,120 Shares)
(b)               Percent of Class:         8.2%
(c)(i)            Sole Voting Power:        2,027,998  Shares (includes  options
                                            to buy 413,120 Shares)
(c)(ii)           Shared Voting Power:      0 Shares
(c)(iii)          Sole Disposition:         2,027,998 Shares  (includes  options
                                            to buy 413,120 Shares)
(c)(iv)           Shared Disposition:       0 Shares

                  Northern Cablevision Ltd.
(a)               Beneficially Owned:       306,084 Shares
(b)               Percent of Class:         1.3%
(c)(i)            Sole Voting Power:        306,084 Shares
(c)(ii)           Shared Voting Power:      0 Shares
(c)(iii)          Sole Disposition:         306,084 Shares
(c)(iv)           Shared Disposition:       0 Shares

                  Larry L. Becker
(a)               Beneficially Owned:       283,167 Shares (includes  options to
                                            buy 245,428 Shares)
(b)               Percent of Class:         1.2%
(c)(i)            Sole Voting Power:        283,167 Shares (includes  options to
                                            buy 245,428 Shares)
(c)(ii)           Shared Voting Power:      0 Shares
(c)(iii)          Sole Disposition:         283,167 Shares (includes  options to
                                            buy 245,428 Shares)
(c)(iv)           Shared Disposition:       0 Shares

                  The Becker Interests (All the persons listed above)
(a)               Beneficially Owned:       4,764,643 Shares  (includes  options
                                             to buy 658,548 Shares)
(b)               Percent of Class:         19.0%
(c)(i)            Sole Voting Power:        4,764,643  Shares (includes  options
                                            to buy 658,548 Shares)
(c)(ii)           Shared Voting Power:      0 Shares
(c)(iii)          Sole Disposition:         4,764,643 Shares  (includes  options
                                            to buy 658,548 Shares)
(c)(iv)           Shared Disposition:       0 Shares

                                  SCHEDULE 13G                 Page 8 of 9 Pages

Item 5:           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check here [X.] With dissolution of the group (see Item 9 and Exhibit 1), the following persons will not be beneficial owners of more than 5% of ICG's Shares.
                             Northern Cablevision Ltd.
                             Larry L. Becker

Item 6:           Ownership of More than 5% on Behalf of Another Person.
                  -----------------------------------------------------
                  Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                  --------------------------------------------------------------
                  Not Applicable

Item 8:           Identification  and Classification of Members of the Group
                  ----------------------------------------------------------
                  As a group, the following persons have filed joint Schedules 13G pursuant to Rule 13d-1(c).

                             Worldwide Condominium Developments, Inc.
                             Mr. William W. Becker
                             Northern Cablevision Ltd.
                             Mr. Larry L. Becker
                  The names, addresses and citizenship of these persons are listed under Item 2, and their share ownership is listed under
                  Item 3.

                  As explained in Item 9 and Exhibit 1, these persons have dissolved their group and will not act together for the purpose of acquiring, holding, voting or disposing of the issuer's securities.

Item 9:           Notice of Dissolution of Group.
                  ------------------------------
                  These persons formerly constituting the Becker Interests dissolved their group and will not act together for the purpose of acquiring, holding, voting or disposing of the issuer's securities. See Exhibit 1.

Item 10:          Certification.  Not Applicable.
                  -------------

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                         WORLDWIDE CONDOMINIUM
                                         DEVELOPMENTS, INC.

July 16, 1995                            By: /s/ Larry L. Becker
                                            ------------------------------------
                                            Larry L. Becker, Secretary-Treasurer



July 16, 1995                            /s/ William W. Becker
                                         ---------------------------------------
                                         WILLIAM W. BECKER



                                         NORTHERN CABLEVISION LTD.


July 16, 1995                            By: /s/ Larry L. Becker
                                            ------------------------------------
                                            Larry L. Becker, Director


July 16, 1995                            /s/ Larry L. Becker
                                         ---------------------------------------
                                         LARRY L. BECKER

                                    EXHIBIT 1


                         NOTICE OF DISSOLUTION OF GROUP

     The undersigned persons hereby state that as of July 15, 1995, they are no longer a group (i.e., will not act together for the purpose of acquiring, holding, voting or disposing of securities of IntelCom Group Inc. ("ICG")).

     Northern Cablevision Ltd. and Mr. Larry Becker, each of whom beneficially own less than 5% of ICG's outstanding equity securities, will not be subject to Sections 13(g) or 13(d).

     All further filings by Worldwide Condominum Developments, Inc. ("WWCDI") or Mr. William W. Becker with respect to transactions in ICG securities will be filed, if required, by the appropriate person in its individual capacity.

                                         WORLDWIDE CONDOMINIUM
                                         DEVELOPMENTS, INC.

July 16, 1995                            By: /s/ Larry L. Becker
                                            ------------------------------------
                                            Larry L. Becker, Secretary-Treasurer



July 16, 1995                            /s/ William W. Becker
                                         ---------------------------------------
                                         WILLIAM W. BECKER



                                         NORTHERN CABLEVISION LTD.


July 16, 1995                            By: /s/ Larry L. Becker
                                            ------------------------------------
                                            Larry L. Becker, Director


July 16, 1995                            /s/ Larry L. Becker
                                         ---------------------------------------
                                         LARRY L. BECKER